Exhibit 99.1

Aridis Pharmaceuticals Announces Third Quarter 2022 Financial Results

and Business Update

Top-line data from the Phase 3 clinical trial evaluating AR-301 for the treatment of VAP expected in December of this year

LOS GATOS, Calif., November 21, 2022 /GlobeNewswire/ -- Aridis Pharmaceuticals, Inc. (Nasdaq: ARDS), a biopharmaceutical company focused on the discovery and development of novel anti-infective therapies for treating life-threatening infections, today reported financial and corporate results for its third quarter ended September 30, 2022.

Third Quarter Highlights

●	Closed enrollment in the Company’s Phase 3 study evaluating AR-301 for the treatment of Ventilator Associated Pneumonia (VAP). Aridis expects to report top-line data from this study in December 2022.
●	Continued enrollment in the Company’s Phase 2a study of AR-501 targeting cystic fibrosis (CF), conducted in collaboration with funding support from the Cystic Fibrosis Foundation. Top-line data readout from this CF study is expected in the first quarter of 2023.
●	Actively enrolling patients for the AR-320 global Phase 3 pivotal clinical trial with funding support from the European Commission’s Innovative Medicines Initiative (IMI).
●	Announced that the COVID-19 mAb cocktail AR-701 effectively eradicated virus from the lungs of SARS-CoV-2 infected macaque monkeys (non-human primates) and protected their lungs from the disease. The mAb cocktail was effective when administered by inhalation either prophylactically or therapeutically.
●	Raised gross proceeds of $8.0 million subsequent to quarter end through issuance and sale of approximately 7.2 million shares of common stock and common stock equivalents and approximately 7.2 million common stock purchase warrants.

“Despite a protracted challenging capital market, we have raised additional funding to extend capital runway beyond data delivery,” commented Vu Truong, Ph.D., Chief Executive Officer of Aridis Pharmaceuticals. “We believe that the company is in a more strategic position to deliver potentially transformative data readouts from our Phase 3 study of AR-301 in VAP and our Phase 2a study of AR-501 in cystic fibrosis.”

Clinical Program Update

AR-301 (tosatoxumab): AR-301 is being evaluated in a Phase 3 clinical study as an adjunctive treatment to standard of care antibiotics in Staphylococcus aureus (S. aureus) VAP patients. Patient enrollment was closed in early October. The study remains blinded until the top-line data is reported. The independent Data Safety Monitoring Committee, which has access to unblinded data, continues to monitor study subjects and has not expressed any safety concerns. The trial represents the first of two Phase 3 superiority clinical studies evaluating immunotherapy with a fully human mAb to treat acute pneumonia in the intensive care unit (ICU) setting. Details of the study can be viewed at www.clinicaltrials.gov using identifier NCT03816956. The Company anticipates reporting top-line data in December 2022.

1

AR-501 (gallium citrate): The Phase 2a study is actively enrolling patients with the goal of delivering top-line data readout in first quarter of 2023. AR-501 is being developed in collaboration with and with funding support from the Cystic Fibrosis Foundation. The study is a randomized, double-blind, placebo-controlled Phase 2a trial investigating the safety and pharmacokinetics of multiple ascending doses of inhaled AR-501 in CF patients with chronic bacterial lung infections. Based on available blinded safety data of the on-going Phase 2a study, FDA concurred with the Company’s proposal to include an optional higher dose cohort after enrollment of the current dose cohorts. Details of the Phase 1 / 2a clinical trial can be viewed at https://www.clinicaltrials.gov using identifier NCT03669614.

AR-320 (suvratoxumab): AR-320 is a fully human immunoglobulin G1 (IgG1) monoclonal antibody (mAb) targeting S. aureus alpha toxin being developed as a preemptive treatment of mechanically ventilated ICU patients who are colonized with S. aureus but do not yet have VAP. AR-320 is active against infections caused by both methicillin resistant S. aureus (MRSA) and methicillin sensitive S. aureus (MSSA). A multinational, randomized, double-blind, placebo-controlled Phase 2 study (n=196 patients) showed that mechanically ventilated ICU patients colonized with S. aureus who were treated with suvratoxumab demonstrated a statistically significant 47% relative risk reduction in onset of pneumonia in the under 65-year-old population, which is the target population in the ongoing Phase 3 study. This risk reduction in the target population was also associated with a substantial reduction in the duration of care needed in the ICU and the hospital.

The Company is actively enrolling in the Phase 3 study (also referred to as ‘SAATELLITE-2 Study’) of AR-320 that is funded by the Innovative Medicines Initiative program of the European Commission through the COMBACTE-NET program in the amount of up to 25 million Euros. Details of the Phase 3 SAATELLITE-2 clinical trial can be viewed at https://www.clinicaltrials.gov using identifier: NCT05331885.

AR-701: AR-701 is a cocktail of two fully human IgG1 mAbs discovered from screening the antibody secreting B-cells of convalescent SARS-CoV-2 infected (COVID-19) patients. Each mAb of the AR-701 cocktail neutralizes coronaviruses (CoV) using a distinct mechanism of action, namely inhibition of viral fusion and entry into human cells (AR-703) or blockage of virus binding to the human ‘ACE2’ receptor (AR-720). Each of the mAbs conferred strong protection against Omicron BA.1 infected animals when given either parenterally or by intranasal administration. AR-701 was also shown to be effective in SARS-CoV-2 (COVID-19) infected macaque monkeys (non-human primates) when administered by inhalation, either prophylactically or therapeutically.

As part of an ongoing grant from the Bill and Melinda Gates Foundation, the company expects to deliver proof-of-concept pre-clinical data to demonstrate prevention of influenza and SARS-CoV2 viral transmission using our inhaled formulation technology.

2

Third Quarter Financial Results:

●	Cash: Total cash, cash equivalents and restricted cash as of September 30, 2022 were approximately $3.1 million. Subsequent to quarter end, the Company raised gross proceeds of $8.0 million through a securities purchase agreement.

●	Revenues: Grant revenue was approximately $0.4 million for the quarter ended September 30, 2022 primarily due to the recognition of revenue from grants from the Gates Foundation and Kermode Biotechnologies, Inc., an ʎPEXTM technology licensee. A total of $0.5 million in grant revenue was reported for the quarter ended September 30, 2021.

●	Research and Development Expenses: Research and development expenses decreased by approximately $13.7 million, from approximately $19.8 million for the quarter ended September 30, 2021, to approximately $6.1 million for the quarter ended September 30, 2022. The decrease was primarily due to a one-time $11.5 million expense related to our AR-320 licensing agreement with Medimmune (AZ) during the third quarter of 2021, a decrease in manufacturing spending associated with our AR-320 clinical trial, a decrease in spending on research and development activities for our COVID-19 programs, and a decrease in clinical trial activities and manufacturing spending for our AR-301 Phase 3 study. These decreases were offset by an increase in spending on clinical trial activities for the Phase 2a study of our AR-501 program and an increase in personnel, consulting and other related costs.

●	General and Administrative Expenses: General and administrative expenses remained approximately $1.7 million for the three months ended September 30, 2022 and September 30, 2021. Decreases in stock compensation expense, liability insurance, and Delaware franchise taxes were offset by an increase in personnel and professional related costs and other expenses.

●	Interest Income (Expense) net: Net interest expense was approximately $27,000 for the quarter ended September 30, 2022, compared to approximately $1,000 interest income for the quarter ended September 30, 2021. The interest expense was primarily due to servicing our loan during the third quarter of 2022.

●	Other Income: Other income stayed constant at $23,000 for the quarter ended September 30, 2022 and September 30, 2021. The income was primarily due to a sublease agreement we entered into with a tenant in March 2021 for a small portion of our Los Gatos facility.

●	Change in Fair Value of Note Payable: The fair value of a note payable increased by approximately $823,000 for the quarter ended September 30, 2022, compared to zero for the quarter ended September 30, 2021. The increase was due to an updated fair valuation calculation for our outstanding debt.

●	Common Stock: During the three-month period ended September 30, 2022, no shares were issued and the common stock outstanding remained at $17.7 million shares. In a subsequent event, in exchange for $8.0 million received on October 7, 2022, the Company sold 1,800,000 common shares and 5,407,208 pre-funded warrants to purchase common stock with a single institutional investor. The Company also sold to the investor unregistered warrants to purchase up to an aggregate of 7,207,208 shares of Common Stock in a private placement.

3

●	Net Loss: The net loss available to common stockholders for the quarter ended September 30, 2022, was approximately $8.2 million, a $0.47 net loss per share, compared to a net loss available to common stockholders of approximately $24.1 million, a $1.94 net loss per share, for the quarter ended September 30, 2021. The weighted average common shares outstanding used in computing net loss per share available to common stockholders was approximately 17.7 million and approximately 12.5 million for the third quarter of 2022 and 2021, respectively.

About Aridis Pharmaceuticals, Inc.

Aridis Pharmaceuticals, Inc. discovers and develops anti-infectives to be used as first-line treatments to combat antimicrobial resistance (AMR) and viral pandemics. The Company is utilizing its proprietary ʎPEX TM and MabIgX® technology platforms to rapidly identify rare, potent antibody-producing B-cells from patients who have successfully overcome an infection, and to rapidly manufacture mAbs for therapeutic treatment of critical infections. These mAbs are already of human origin and functionally optimized by the natural human immune system for high potency. Hence, they are already fit-for-purpose and do not require further engineering optimization to achieve full functionality.

The Company has generated multiple clinical stage mAbs targeting bacteria that cause life-threatening infections such as ventilator associated pneumonia (VAP) and hospital acquired pneumonia (HAP), in addition to preclinical stage antibacterial and antiviral mAbs. The use of mAbs as anti-infective treatments represents an innovative therapeutic approach that harnesses the human immune system to fight infections and is designed to overcome the deficiencies associated with the current standard of care, which is broad spectrum antibiotics. Such deficiencies include, but are not limited to, increasing drug resistance, short duration of efficacy, disruption of the normal flora of the human microbiome and lack of differentiation among current treatments. The mAb portfolio is complemented by a non-antibiotic novel mechanism small molecule anti-infective candidate being developed to treat lung infections in cystic fibrosis patients. The Company’s pipeline is highlighted below:

Aridis’ Pipeline

AR-301 (VAP). AR-301 is a fully human IgG1 mAb currently in a Phase 3 clinical study targeting gram-positive S. aureus alpha-toxin in VAP patients. Aridis expects to report top-line data from this study in December 2022.

AR-501 (cystic fibrosis). AR-501 is an inhaled formulation of gallium citrate with broad-spectrum anti-infective activity being developed to treat chronic lung infections in cystic fibrosis patients. This program is currently in a Phase 2a clinical study in CF patients.

AR-320 (VAP). AR-320 is a fully human mAb targeting S. aureus alpha-toxin for prevention of VAP. Statistically significant Phase 2 data in the target population of those ≤ 65 years of age was published in the September 2021 Lancet Infectious Diseases journal. The Company is actively enrolling patients in a Phase 3 study.

4

AR-701 (COVID-19). AR-701 is a cocktail of fully human mAbs discovered from convalescent COVID-19 patients that target multiple sites on the spike proteins of the SARS-CoV-2 virus.

AR-101 (HAP). AR-101 is a fully human IgM mAb in Phase 2 clinical development targeting Pseudomonas aeruginosa liposaccharides serotype O11, which accounts for approximately 22% of all P. aeruginosa hospital acquired pneumonia cases worldwide. This program is licensed to the Serum Institute of India and Shenzhen Arimab.

AR-201 (RSV infection). AR-201 is a fully human IgG1 mAb directed against the F-protein of diverse clinical isolates of respiratory syncytial virus (RSV). This program is licensed exclusively to the Serum Institute of India.

AR-401 (blood stream infections). AR-401 is a fully human mAb preclinical program aimed at treating infections caused by gram-negative Acinetobacter baumannii.

For additional information on Aridis Pharmaceuticals, please visit https://aridispharma.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Aridis’ expectations, strategy, plans or intentions. These forward-looking statements are based on Aridis’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the need for additional financing, the timing of regulatory submissions, Aridis’ ability to obtain and maintain regulatory approval of its existing product candidates and any other product candidates it may develop, approvals for clinical trials may be delayed or withheld by regulatory agencies, risks relating to the timing and costs of clinical trials, risks associated with obtaining funding from third parties, management and employee operations and execution risks, loss of key personnel, competition, risks related to market acceptance of products, intellectual property risks, risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses, risks associated with the uncertainty of future financial results, Aridis’ ability to attract collaborators and partners and risks associated with Aridis’ reliance on third party organizations. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described under the caption “Risk Factors” in Aridis’ 10-K for the year ended December 31, 2021, and Aridis’ other filings made with the Securities and Exchange Commission. Forward-looking statements included herein are made as of the date hereof, and Aridis does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

5

Aridis Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	Sep 30,	December 31,
	2022	2021
	(unaudited)
Cash and cash equivalents	$1,886	$18,098
Other current and noncurrent assets	10,234	8,698
Total assets	$12,120	$26,796
Total liabilities	$47,943	$39,906
Total stockholders’ deficit	(35,823)	(13,110)
Total liabilities and stockholders’ deficit	$12,120	$26,796

6

Aridis Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	Sep 30,		Sep 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Grant revenue	$399	$515	$1,878	$548
Operating expenses:
Research and development	6,118	19,842	18,916	29,370
General and administrative	1,693	1,699	5,535	5,337
Total operating expenses	7,811	21,541	24,451	34,707
Loss from operations	(7,412)	(21,026)	(22,573)	(34,159)
Other income (expense):
Interest income (expense), net	(27)	1	(267)	2
Other income	23	23	68	52
Gain on extinguishment of debt	—	—	—	722
Change in fair value of note payable	(823)	—	(1,212)	—
Net loss	$(8,239)	$(21,002)	$(23,984)	$(33,383)
Deemed dividends	$—	$(3,141)	$—	$(4,127)
Net loss available to common stockholders	$(8,239)	$(24,143)	$(23,984)	$(37,510)
Weighted-average common shares outstanding used in computing net loss per share available to common stockholders, basic and diluted	17,701,592	12,454,119	17,701,592	11,314,058
Net loss per share to common stockholders, basic and diluted	$(0.47)	$(1.94)	$(1.35)	$(3.32)

Contact:

Investor Relations

Dave Gentry, CEO

RedChip Companies

ARDS@redchip.com

SOURCE Aridis Pharmaceuticals, Inc.

7